                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

                             [ ] Confidential, for Use of the Commission Only
                                 (as permitted by Rule 14a-6(e)(2)

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      NATIONAL PICTURE AND FRAME COMPANY
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                      NATIONAL PICTURE AND FRAME COMPANY
- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        NATIONAL PICTURE & FRAME COMPANY
                              1500 COMMERCE STREET
                              GREENWOOD, MS 38930


Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders which will be held on Monday, August 19, 1996, at 10:00 a.m., at the Company's corporate office facility located at 702 Highway 82 West, Greenwood, Mississippi 38930 (the "Annual Meeting").

     The Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

     It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.


                                   Sincerely,



                                                   LOGO
                                                   Daniel J. Hennessy
                                                   Chairman of the Board

                        NATIONAL PICTURE & FRAME COMPANY
                              1500 COMMERCE STREET
                               GREENWOOD, MS 38930

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 19, 1996

         The annual meeting of stockholders of National Picture & Frame Company (the "Company") will be held on Monday, August 19, 1996, at 10:00 a.m., at the Company's corporate office facility located at 702 Highway 82 West, Greenwood, Mississippi 38930 (the "Annual Meeting"), to consider and take action with respect to the following proposals:

     1. To elect six directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     2. To approve the National Picture & Frame Company Non-Employee Director Stock Option Plan.

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants.

     4. To consider and vote on any such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Holders of record of the Company's common stock as of the close of business on July 3, 1996 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such holders will be open to examination by any stockholder, for any purpose germane to the meeting, at the Company's headquarters located at 1500 Commerce Street, Greenwood, Mississippi 38930.


                                 By order of the Board of Directors,



                                 LOGO
                                 Robert Littlejohn
                                 Secretary


July 29, 1996


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                        NATIONAL PICTURE & FRAME COMPANY
                              1500 COMMERCE STREET
                            GREENWOOD, MS 38930-1910

                         _____________________________

                                PROXY STATEMENT
                         _____________________________

                         ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                AUGUST 19, 1996
                         _____________________________

     This proxy statement (this "Proxy Statement") is being furnished to the holders of the Common Stock, par value $0.01 per share (the "Common Stock"), of National Picture & Frame Company (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for the annual meeting of stockholders to be held on August 19, 1996 at 10:00 a.m., and at any adjournments or postponements thereof (the "Annual Meeting"). These proxy materials are being mailed on or about July 29, 1996 to holders of the Common Stock as of the close of business on July 3, 1996.

     If the enclosed proxy is properly signed and returned to the Company, the shares represented thereby will be voted at the Annual Meeting. Unless otherwise indicated on the completed proxy, the shares represented thereby will be voted FOR the slate of directors described herein, FOR approval of the National Picture & Frame Company Non-Employee Director Stock Option Plan (the "Director Plan"), FOR ratification of Ernst & Young LLP as the Company's independent accountants, and, as to any other business that may be properly brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the proxy holders.

     Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting or by submission of a later-dated proxy.

     Each outstanding share of Common Stock entitles the holder thereof to one vote. As of July 3, 1996, there were 4,961,249 shares of Common Stock outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Under Delaware law, abstentions are treated as present and entitled to vote, and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" (where a broker submits a proxy but does not have authority to vote its customer's shares on one or more matters) are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining the approval of any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors is currently comprised of six directors (each, a "Director"). The Board of Directors has nominated and recommends the election of each of the nominees set forth below as a Director to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors expects that all nominees named below will be available for election. In case any nominee is not available, the proxy holders may vote for a substitute unless the Board of Directors reduces the number of directors.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Votes may be cast for or withheld from each nominee. There is no cumulative voting as to any matter, including the election of Directors.


NOMINEES FOR ELECTION AS DIRECTORS

     The following sets forth information as to each nominee for election at the Annual Meeting, including age as of July 3, 1996, principal occupation and employment during the past five years, directorships in other publicly held companies and period of service as a Director.

     PETER B. FOREMAN                                                   Age: 60

     Mr. Foreman has served as the President of Sirius Corporation, an investment management company, since 1994. Mr. Foreman was a founding partner of Harris Associates, L.P., an investment management company, from 1976 to 1994. Mr. Foreman has served as a director of Eagle Food Centers Inc., a retail food store company, since 1988. Mr. Foreman has served as a director of Glacier Water Services, Inc., a bottled water distribution company, since 1991 and has served as a director of PCA International Inc., a company involved in the photography business, since 1994. Mr. Foreman has been a Director since July 15, 1994.

     ARTHUR L. GOESCHEL                                                 Age: 74

     Mr. Goeschel is presently retired. Mr. Goeschel has served as the Chairman of the Board of Rexene Corporation, a manufacturer of plastic film and plastic resins, since March 1992. Mr. Goeschel has served as a member of the board of trustees of Laurel Mutual Funds. Mr. Goeschel was formerly the Executive Vice President of Merck & Company, Inc. and President of Calgon Corporation, a Merck corporation subsidiary, and is a member of the Board of Directors of Calgon Corporation, a producer of granular activated carbon. Mr. Goeschel has been a Director since July 15, 1994.

     DANIEL J. HENNESSY                                                 Age: 38

     Mr. Hennessy has, since August 1988, been a General Partner of CHS Management, the General Partner of Code, Hennessy & Simmons Limited Partnership ("CHS"), a limited partnership engaged in private equity investing, and a principal of Code, Hennessy and Simmons, Inc. ("CHSI"), a company engaged in private equity investing. Mr. Hennessy has served as Chairman of the Board and has been a Director since July 31, 1992.

     JOHN F. LEVY                                                       Age: 49

     Mr. Levy was the President and Chief Executive Officer of Waban Inc., a retailing company, until May 30, 1993. Mr. Levy is a director of High Road, Inc. (f/k/a Velocity, Inc.), a retailing company. Mr. Levy has been a Director since July 15, 1994.

     JESSE C. LUXTON                                                    Age: 53

     Mr. Luxton has been with the Company for 18 years. He has served as the Company's President and Chief Executive Officer since 1987 and prior to that Mr. Luxton served as the Company's General Manager and Vice President of Sales and Marketing. Mr. Luxton has been a Director since July 31, 1992.

     JON S. VESELY                                                      Age: 30

     Mr. Vesely is a managing director of CHSI. Mr. Vesely was an associate of CHS Management from 1991 to 1994. Prior to such date, he was a Corporate Finance Officer with First Chicago Corporation. Mr. Vesely has served as a Director since July 31, 1992.

     There are no family relationships among the foregoing persons.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOREGOING PERSONS.


BOARD AND COMMITTEE MEETINGS

     The Board of Directors held six meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. During the preceding fiscal year each Director attended 80% or more of the number of meetings of the Board of Directors and any committees on which such Director served that were held while he was a Director.

     Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Hennessy and Vesely. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, and reviews such audit results. The Audit Committee met one time during the preceding fiscal year.

     Compensation Committee. The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Foreman and Hennessy. The duties of the Compensation Committee are to establish the compensation of all officers of the Company, grant awards under the Company's compensation and benefit plans and make recommendations concerning major Company compensation policies and practices. The Compensation Committee met one time during the preceding fiscal year.


COMPENSATION OF DIRECTORS

     Each member of the Board who is not a regular employee of the Company or any of its subsidiaries (a "Non-Employee Director") is entitled to receive an annual retainer fee for his service on the Board equal to $10,000. Subject to stockholder approval of the Director Plan (see Proposal 2 of this Proxy Statement), each Non-Employee Director may elect annually to receive Deferral Election Stock Options (as defined below) granted pursuant to the Director Plan in lieu of such retainer fee. Non-Employee Directors are not entitled to receive additional fees based on their attendance at meetings of the Board or any committees or subcommittees thereof. Employee Directors are not entitled to receive any fees or other compensation for their service as Directors. All Directors are reimbursed for out-of-pocket expenses related to the Company's business.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, Directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Except as set forth below, based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that each of its officers, directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them during the period from May 1, 1995 through April 30, 1996. With respect to a sale of 20,000 shares of Common

Stock, Richard A. Beattie failed to file a Form 4 within 10 days after the end of the month in which such sale transaction occurred and failed to file a Form 5 within 45 days after the end of the Company's fiscal year in which such sale transaction occurred. The Company has been informed that Mr. Beattie intends to file promptly a Form 5 reporting such transaction.


                                   PROPOSAL 2

                APPROVAL OF THE NATIONAL PICTURE & FRAME COMPANY
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GENERAL

     The Board unanimously approved the Director Plan on August 21, 1995 and recommends that stockholders vote in favor of the Director Plan. The Board seeks stockholder approval of the Director Plan (i) to enable Deferral Election Stock Options granted under the Director Plan to be qualified under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which rule exempts certain qualified transactions from the short-swing matching and recovery provisions of Section 16(b) of the Exchange Act, and (ii) to comply with Rule 4460 of The Nasdaq National Market-Issuer Designation Requirements, which requires stockholder approval of most plans or arrangements pursuant to which shares of Common Stock designated as a Nasdaq National Market security may be issued to management of the Company.

     The Director Plan, subject to stockholder approval, provides for Non-Employee Directors to elect annually to receive all, but not less than all, of the fees for their services as Directors in the form of options to acquire Common Stock ("Deferral Election Stock Options"). By allowing Non-Employee Directors to receive Deferral Election Stock Options in lieu of cash compensation, the Director Plan further encourages stock ownership in the Company by its Non-Employee Directors. The following summary of the terms of the Director Plan is qualified in its entirety by reference to the full text of the Director Plan, a copy of which may be obtained by any stockholder of the Company upon request directed to the Secretary of the Company at 1500 Commerce Street, Greenwood, Mississippi 38930.

TERMS OF THE DIRECTOR PLAN

     Each Non-Employee Director is eligible to participate in the Director Plan. Under the Director Plan, each participating Non-Employee Director annually may elect to receive Deferral Election Stock Options in lieu of cash compensation for services as a Director for the following year (not including reimbursement of expenses). The number of Deferral Election Stock Options granted to an electing Non-Employee Director in any year shall be an amount whose value, as determined by the Compensation Committee, is equivalent on the date of grant to the cash compensation which the Non-Employee Director would otherwise have been entitled to receive for the year. Each Deferral Election Stock Option has a five year term commencing on the date of grant and is exercisable (the "Option Exercise Price") at a price equal to the market price per share of the Common Stock on the date of grant (determined in the manner set forth in the Director Plan). The Option Exercise Price is payable in cash or by certified or bank check unless the Board and the applicable participating Non-Employee Director agree, at the time of exercise, that the Option Exercise Price may be paid in whole or in part with a note or shares of the Common Stock. There is an aggregate of 125,000 shares of the Common Stock authorized for issuance upon exercise of the Deferral Election Stock Options granted under the Director Plan. The Director Plan is administered by the Compensation Committee.

     The Deferral Election Stock Options shall be granted to such participating Non-Employee Directors at the commencement of the 12-month period for which the election has been made. In general, the Deferral Election Stock Options become exercisable one year after the date of grant (or such longer period as the Compensation Committee may set). If a Non-Employee Director's tenure ends due to death, disability or change in control, each such Deferral Election Stock Option shall become immediately exercisable with respect to all shares of Common Stock covered thereby. If a Non-Employee Director's tenure terminates for a reason other than death or disability (a "Termination Event"), then the number of Deferral Election Stock Options granted for the year in which such Termination Event occurs shall be reduced to an amount proportionate to the portion of such year prior to such Termination Event during which such Non-Employee Director actually served on the Board.

AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

     The Board may amend or terminate the Director Plan at any time in its sole discretion. However, no amendment may, without a participating Non-Employee Director's consent, materially and adversely affect the right of such participating Non-Employee Director with respect to any Deferral Election Stock Options therefore granted under the Director Plan without such participating Non-Employee Director's written consent. In addition, stockholder approval of any changes or modifications to the Director Plan will be required to the extent such stockholder approval is required by law. Unless earlier terminated by the Board in its sole discretion, the Director Plan will terminate on the tenth anniversary of the date of its approval by the stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     General. The following is intended only as a brief, general summary of the federal income tax rules relevant to the Deferral Election Stock Options granted under the Director Plan, and assumes (i) that any participating Non-Employee Director subject to Section 16(b) of the Exchange Act (typically, Directors and officers and major stockholders of the Company) will not exercise any Deferral Election Stock Option granted under the Director Plan before the six month anniversary of the date of grant of such Deferral Election Stock Option, and (ii) that the exercise of any Deferral Election Stock Option and disposition of shares issuable upon exercise of such Deferral Election Stock Option occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

     Deferred Election Stock Options. The holder of a Deferral Election Stock Option does not recognize taxable income upon the grant of the Deferral Election Stock Option, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income (subject to withholding taxes) on the exercise of a Deferral Election Stock Option equal to the excess of the fair market value of the shares received on exercise over the exercise price of the Deferral Election Stock Option. The fair market value of such shares is measured on the exercise date. The Company is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the Deferral Election Stock Option.

     If a participant sells shares acquired pursuant to the exercise of a Deferral Election Stock Option, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date. The participant's gain is long-term or short-term depending upon whether such shares were held for more than one year. The Company does not receive a deduction for any capital gain recognized by the participant.

     Exercise with Previously Owned Shares. The Director Plan generally provides, and the previous discussion assumes, that all shares of the Common Stock acquired on the exercise of a Director Election Stock Option are paid for in cash. If the Board determines that a participant may pay for all or a portion of the Director Election Stock Option exercise price with previously owned shares of the Common Stock such participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. Such participant's tax basis in and holding period for the surrendering shares (for purposes of determining capital gains and losses) will generally carry over to an equal number of shares received.

APPROVAL REQUIRED

     The affirmative vote of a majority of votes cast by the holders of shares of the Common Stock represented in person or by proxy at the Annual Meeting is required for approval of the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE DIRECTOR PLAN.

                                   PROPOSAL 3

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors, upon recommendation by the Audit Committee, has appointed Ernst & Young LLP as independent public accountants to examine the financial statements of the Company for the fiscal year ending April 30, 1997 and to perform other appropriate accounting services.

         A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent public accountants will be considered by the Board of Directors upon recommendation by the Audit Committee.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


                                 OTHER BUSINESS

     At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders.

                                SECURITY OWNERS

     The following information with respect to the outstanding shares of Common Stock beneficially owned by each Director and nominee for Director, the chief executive officer and the four other executive officers, and the Directors and executive officers as a group and all beneficial owners of more than five percent of the Common Stock is furnished as of July 3, 1996.

                                       NAME                                         BENEFICIAL OWNERSHIP(1)
                                       ----                                         -----------------------
                                                                                    NUMBER OF    PERCENT
                                                                                    SHARES(2)  OF CLASS(2)
                                                                                    ---------  ------------
           Code, Hennessy & Simmons Limited Partnership(3)                           1,581,625     31.88%
           Andrew W. Code(4)(5)                                                      1,582,025     31.89%
           Daniel J. Hennessy(4)(6)                                                  1,582,925     31.91%
           Brian P. Simmons(4)                                                       1,585,125     31.95%
           Hesperus Partners Ltd.(7)                                                   597,500     12.04%
           Peter B. Foreman(8)(9)                                                      603,711     12.15%
           Arthur L. Goeschel(9)                                                        11,211      *
           John F. Levy(9)                                                               6,211      *
           Jesse C. Luxton(10)                                                         438,795      8.65%
           M. Wesley Jordan, Jr.                                                             0      *
           Billy D. Moore(11)                                                          205,348      4.10%
           Richard A. Beattie(12)                                                      101,681      2.03%
           Robert Littlejohn(13)                                                        82,745      1.66%
           Jon S. Vesely(14)                                                             1,751      *
           All executive officers and directors as a group (ten persons)
                                                                                       -------   ----

- --------------

(1) "Beneficial owner" means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any stockholder has been furnished by such stockholder or is based on reports filed with the SEC by or on behalf of such stockholder. The Company believes that, except as otherwise indicated, each stockholder has sole voting and investment power with respect to shares listed as beneficially owned by such stockholder.

(2) Based on 4,961,249 shares of Common Stock outstanding as of July 3, 1996 plus, determined with respect to any person, the number of shares of Common Stock issuable upon exercise of any options held by such person as of July 3, 1996. Percentages less than 1.0% are denoted by an asterisk.

(3) The business address of Code, Hennessy & Simmons Limited Partnership ("CHS") is 10 South Wacker Drive, Suite 3175, Chicago, IL 60606.

(4) 1,581,625 of such shares of Common Stock are held of record by CHS and Messrs. Code, Hennessy and Simmons. Such persons are general partners of the general partner of CHS and share investment and voting power with respect to its securities held by CHS. Each of Messrs. Code, Hennessy and Simmons disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of each such person is c/o CHS, 10 South Wacker Drive, Suite 3175, Chicago, IL 60606.

(5) 400 of such shares of Common Stock are held by Mr. Code as custodian for minor children under the Uniform Gifts to Minors Act.

(6) 800 of such shares of Common Stock are held by Mr. Hennessy as custodian for minor children under the Uniform Gifts to Minors Act.

(7) The business address of Hesperus Partners Ltd. ("Hesperus") is 225 W. Washington Street, Suite 1650, Chicago, IL 60606.

(8) All of such shares are held by Hesperus. Mr. Foreman controls the general partner of the general partner of Hesperus and possesses investment and voting power with respect to securities held by Hesperus. The business address of Mr. Foreman is 225 W. Washington Street, Suite 1650, Chicago, IL 60606.

(9) Share amount includes exercisable options for 6,211 shares of the Common Stock granted to each Non-Employee Director participating in the Director Plan.

(10)     The business address of Mr. Luxton is c/o National Picture &
         Frame Company, 1500 Commerce Street, Greenwood, MS 38930. Share amount shown includes exercisable options for 109,000 shares of the Common Stock granted to Mr. Luxton under the Company's Long Term Incentive Plan.

(11) Share amount shown includes exercisable options for 49,000 shares of the Common Stock granted to Mr. Moore under the Company's Long Term Incentive Plan.

(12) Share amount shown includes exercisable options for 47,000 shares of the Common Stock granted to Mr. Beattie under the Company's Long Term Incentive Plan.

(13) Share amount shown includes exercisable option for 33,000 shares of the Common Stock granted to Mr. Littlejohn under the Company's Long Term Incentive Plan.

(14) Mr. Vesely is an employee of Code, Hennessy & Simmons, Inc., an affiliate of CHS, but does not share investment or voting discretion with respect to the securities held by CHS.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the components of the compensation of the Company's chief executive officer and the other four executive officers (the "Named Executive Officers") for all services rendered in all capacities for the fiscal years ended April 30, 1996, April 30, 1995 and April 30, 1994.


                                                             Annual Compensation       Stock
                   Name and                      Fiscal      -------------------      Options      All Other
              Principal Position                  Year       Salary       Bonus         (#)     Compensation(1)
              ------------------                  ----       ------       -----         --      ---------------

Jesse C. Luxton                                   1996       $385,875   $ 24,473          0     $ 15,910
     President and Chief Executive Officer        1995        367,500    191,500          0       18,093
                                                  1994        350,000      7,375    164,000       19,741

M. Wesley Jordan, Jr. (2)                         1996        124,386      1,700     40,000(3)     1,388
     Vice President and Chief Financial
     Officer


Billy D. Moore                                    1996        192,937      4,400          0        8,609
     Vice President of Operations                 1995        183,750     77,700          0       12,603
     and General Manager                          1994        175,000      4,000     71,000       12,022

Richard A. Beattie                                1996        192,937      4,150          0        8,609
     Vice President of Sales and Marketing        1995        183,750     77,450          0       11,548
                                                  1994        175,000      3,750     67,000       10,228

Robert T. Littlejohn                              1996        126,787      2,850          0        6,105
     Controller                                   1995        120,750     38,950          0        8,347
                                                  1994        115,000      2,575     48,000        7,774

______________
(1) The 1994 amounts represent (i) estimated contributions by the Company to the National Picture & Frame Co. Employee Retirement Plan (the "Retirement Plan") and (ii) insurance premiums paid by the Company for the benefit of the Named Executive Officers in the following amounts: Mr. Luxton, $17,641 and $2,100, respectively; Mr. Moore, $9,912 and $2,100, respectively; Mr. Beattie, $9,388 and $840, respectively; and Mr. Littlejohn, $6,725 and $1,049, respectively. The 1995 amounts represent (i) estimated contributions by the Company to the Retirement Plan and (ii) insurance premiums paid by the Company for the benefit of the Named Executive Officers in the following amounts: Mr. Luxton, $15,208 and $2,885, respectively; Mr. Moore, $10,883 and $1,720, respectively; Mr. Beattie, $10,712 and $836, respectively; and Mr. Littlejohn, $7,070 and $1,277, respectively. The 1996 amounts represent (i) estimated contributions by the Company to the Retirement Plan and (ii) insurance premiums paid by the Company for the benefit of the Named Executive Officers, in the following amounts: Mr. Luxton, $13,301 and $2,609, respectively; Mr. Moore, $6,901 and $1,708, respectively; Mr. Beattie, $6,911 and $1,708, respectively; Mr. Littlejohn, $4,706 and $1,399, respectively, and Mr Jordan, $0 and $1,388, respectively.

(2)  Mr. Jordan became an Officer of the Company on May 8, 1995.

(3)  Stock Options subject to five year vesting.

     OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                             % OF TOTAL OPTIONS                                           VALUE OF ASSUMED ANNUAL
                       NUMBER OF SHARES          GRANTED TO                                                RATES OF STOCK PRICE
                          UNDERLYING            EMPLOYEES IN         EXERCISE PRICE      EXPIRATION          APPRECIATION FOR
         NAME          OPTIONS GRANTED          FISCAL YEAR            ($/SHARE)            DATE                OPTION TERM
- ---------------------  ----------------      ------------------      --------------      ----------       -----------------------
                                                                                                        0% ($)    10% ($)    5% ($)
                                                                                                       -------    -------    ------
Jesse C. Luxton            --0--                  --0--                    --0--            --         --0--      --0--      --0--
 M. Wesley Jordan           40,000                  100%                  $9.00/ share   8/28/2005       9.00      23.34      14.66

 Billy D. Moore             --0--                  --0--                    --0--            --         --0--      --0--      --0--
 Richard A. Beattie         --0--                  --0--                    --0--            --         --0--      --0--      --0--
 Robert Littlejohn          --0--                  --0--                    --0--            --         --0--      --0--      --0--


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                                                              VALUE OF UNEXERCISED
                                                                                      NUMBER OF                   IN-THE-MONEY
                                                                                 UNEXERCISED OPTIONS           OPTIONS AT FISCAL
                                                                                  AT FISCAL YEAR END              YEAR END ($)
                          SHARES ACQUIRED              VALUE REALIZED              (#) EXERCISABLE/               EXERCISABLE/
        NAME              ON EXERCISE(1)                   ($)(1)                  UNEXERCISABLE(1)             UNEXERCISABLE(1)
- --------------------      ---------------              --------------            --------------------         --------------------
 Jesse C. Luxton               --0--                        --0--                     109,000/55,000                  0/0

 M. Wesley Jordan              --0--                        --0--                           0/40,000               0/390,000
 Billy D. Moore                --0--                        --0--                      49,000/22,000                  0/0
 Richard A. Beattie            --0--                        --0--                      47,000/20,000                  0/0
 Robert Littlejohn             --0--                        --0--                      33,000/15,000                  0/0

- --------------

(1) No options were exercised by the Named Executive Officers during the last fiscal year. As of the end of the fiscal year, none of the options held by the Named Executive Officers (other than Mr. Jordan) was in-the-money. As of the end of the fiscal year, all of the options held by Mr. Jordan were in-the-money.


EMPLOYMENT AGREEMENTS

     Each of the Named Executive Officers other than Mr. Jordan is party to an employment agreement with the Company dated as of April 30, 1993 (the "Employment Agreements"). The Employment Agreements establish base salaries for Messrs. Luxton, Moore, Beattie and Littlejohn at $350,000, $175,000, $175,000 and $115,000, respectively, for fiscal year 1994, subject to 5% annual increases and further increases at the discretion of the Board of Directors. The Employment Agreements provide, in part, for an increase in base salaries each fiscal year by the percentage by which the Company's earnings before interest and taxes (as defined) ("EBIT") increased during the prior fiscal year. The Employment Agreements also provide for the payment of annual cash incentive bonuses. Annual cash incentive bonuses begin to accrue once EBIT growth reaches 10% and fully vest once EBIT growth of 20% is achieved. The maximum annual cash bonuses (as a percentage of base salary) for Messrs. Luxton, Moore, Beattie and Littlejohn are 50%, 40%, 40% and 30%, respectively. A 5% increase in Mr. Jordan's fiscal year 1996 salary of $126,787.50 for fiscal year 1997 was negotiated at the time Mr. Jordan became Chief Financial Officer of the Company. The Company also intends that Mr. Jordan will receive annual cash incentive bonus payments not to exceed 30% of Mr. Jordan's base salary, determined according to the formula applied in calculating annual bonus payments for the other Named Executive Officers. In addition to the foregoing, each Named Executive Officer is entitled to receive a holiday bonus in accordance with the Company's holiday bonus program. Holiday bonuses for fiscal year 1996 were $37,573 for the Named Executive Officers in the aggregate, which amounts are included in the summary compensation table above.

     The Employment Agreements expire on October 31, 1997. The Employment Agreements provide that in the event an executive's employment is terminated without "good cause" (as defined), he will receive severance payments equal to his base salary for one year following the date of termination. In addition, the agreements provide for a one year noncompetition period following the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is comprised of Messrs. Hennessy and Foreman. Neither of them was an employee of the Company during the prior fiscal year, and neither has served as an officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report of the Compensation Committee on executive compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Company and develops and administers programs providing stock-based incentives. The following Compensation Committee report documents the components of the Company's executive officer compensation programs and describes the bases upon which compensation has been and will be determined by the Committee with respect to the Named Executive Officers.

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Philosophy. The compensation philosophy of the Company is to endeavor to link executive compensation to continuous improvements in corporate performance and increases in stockholder value. The Compensation Committee has adopted the following objectives as guidelines for compensation decisions.

  - Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

  - Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions within the Company.

  - Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.

  - Implement a balance between short-term and long-term compensation to complement the Company's annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives.

  - Provide variable compensation opportunities based on the performance of the Company, encourage stock ownership by executives and align executive remuneration with the interests of stockholders.

     Compensation Program Components. The particular elements of the compensation program for the Named Executive Officers as set forth in their respective Employment Agreements are explained below.

     BASE SALARY. The base pay level for each of the Named Executive Officers is set forth in each such executive's employment agreement. Base pay levels were negotiated with each Named Executive Officer other than Mr. Jordan in connection with the Company's initial public offering in 1993. Mr. Jordan's base pay level was negotiated in connection with his being hired as Chief Financial Officer of the Company in May 1995. See "Executive Compensation - Employment Agreements."

         ANNUAL INCENTIVES. Annual bonuses for each of the Named Executive Officers other than Mr. Jordan are determined according to formulae set forth in his respective employment agreement. Annual bonus formulae were negotiated with each Named Executive Officer other than Mr. Jordan in connection with the Company's initial public offering. Annual bonuses for Mr. Jordan are determined according to the formula set forth in Robert T. Littlejohn's employment agreement. Annual bonuses for Mr. Jordan were negotiated in connection with his becoming Chief Financial Officer of the Company in May 1995. See "Executive Compensation - Employment Agreements."

     STOCK OWNERSHIP. The Compensation Committee strongly believes that by providing those persons who have substantial responsibility over the management and growth of the Company with an opportunity to establish a meaningful ownership position in the Company, the interests of stockholders and executives will be closely aligned. See "Security Ownership" above.

     President and Chief Executive Officer Compensation. The base pay level and annual incentive bonus compensation for Mr. Jesse C. Luxton, the Company's President and Chief Executive Officer, are determined according to formulae set forth in his employment agreement. Pursuant to his employment agreement, Mr. Luxton's base salary for fiscal year 1994 was set at $350,000, subject to 5% annual increases and further increases at the discretion of the Board. Mr. Luxton's base salary for fiscal year 1996 was $385,875. Mr. Luxton did not
receive a bonus for fiscal year 1996.   Mr. Luxton received a holiday bonus of
$24,473 in fiscal 1996. See "Compensation Program Components--Stock Ownership" and "Executive Compensation - Employment Agreements" above.

     Certain Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers, unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company's ability to attract and retain qualified executives.

     Summary. The Compensation Committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through stock options. The foregoing report has been approved by all members of the Compensation Committee.



                                                         COMPENSATION COMMITTEE

                                                         Peter B. Foreman
                                                         Daniel J. Hennessy

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on October 5, 1993 with the Total Return Index for the Nasdaq Stock Market and with the Total Return Index for publicly-traded non-financial companies with a market capitalization as of April 30, 1996 within one percentage point of the Company's market capitalization. The Company has chosen this group for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of- business index that contains companies in a similar line of business. Cumulative total stockholder return is defined as share price appreciation assuming a $100 initial investment and reinvestment of dividends.


                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

     The Company currently does business with Direct Connection Travel, a company in which Mr. Luxton and his wife each have a 25% interest. During fiscal 1996, the Company made payments to Direct Connection Travel totaling approximately $141,849. The Company believes that the terms of such arrangement are substantially comparable to those available with other travel agencies.

VOTING AGREEMENT

     The Company and certain stockholders, including CHS and Messrs. Luxton, Vesely, Moore, Beattie and Littlejohn, which in the aggregate own approximately 49% of all outstanding shares of the Common Stock, are parties to a Voting Agreement that provides for, among other things, voting with respect to the election of Directors. CHS is entitled to designate three Directors and Mr. Luxton is entitled to be designated as a Director for so long as he is the Chief Executive Officer, after which time his successor would be designated. The remaining Directors are to be independent Directors, unaffiliated with CHS. The agreement automatically terminates at such time when CHS ceases to hold at least ten percent of the Common Stock.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     The Company's by-laws require that the Company be provided with written notice with respect to the nomination of any person for election as a Director or the submission of any proposal at an annual meeting of stockholders. Any such notice must include certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, and must be furnished to the Company not less than 130 days before the day of the meeting or within ten days after the Company has mailed to stockholders a notice of the meeting, whichever is later. A copy of the applicable provision of the Company's by-laws may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

     In addition, all stockholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 1997 Annual Meeting of the Company's stockholders (i) must be received by the Secretary of the Company not later than March 22, 1997, and (ii) must satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.


                             REPORT TO STOCKHOLDERS

     The Company has mailed this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. A copy of the Company's 1996 Annual Report was mailed to each stockholder on or about July 29, 1996. Included in the Company's 1996 Annual Report are the Company's consolidated financial statements and notes relating thereto for the fiscal year ended April 30, 1996.

                             ADDITIONAL INFORMATION

     This solicitation is being made by the Board of Directors. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telex, in person or otherwise, without additional compensation. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR COPIES OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT THE ADDRESS BELOW.

     PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.


                                 By order of the Board of Directors



                                 LOGO
                                 Robert Littlejohn
                                 Secretary


NATIONAL PICTURE & FRAME COMPANY
1500 Commerce Street
Greenwood, MS 38930-1910
July 26, 1996